Exhibit 99.1

Pactiv Posts Third Quarter EPS of $0.59

Sales Rise 12 Percent from Organic Growth and PWP Acquisition

LAKE FOREST, Ill.--(BUSINESS WIRE)--November 1, 2010--For the quarter ended September 30, 2010, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was $79 million, or $0.59 per share, compared with $79 million, or $0.59 per share, in 2009. Results included approximately $21 million, or $0.16 per share, of a favorable tax liability adjustment related to the expiration of the U.S. federal tax statute of limitations for 2006. Sales rose 12 percent to $944 million from $839 million, reflecting 11-percent higher volume and 1-percent higher pricing. The acquisition of PWP Industries added $42 million to third quarter sales.

“We had good volume performance in the quarter in markets that continue to be weak, with organic volume growth of 6 percent and the PWP acquisition adding 5 percent. However, margins were compressed as raw material costs increased in the quarter, and we incurred approximately $11 million of higher operating costs related to the startup of new production processes and equipment. In addition, there was approximately $9 million in expense related to the proposed sale of Pactiv,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.

Third quarter gross margin was 26.3 percent compared with 33.0 percent last year, as unfavorable spread (the difference between selling prices and raw material costs) and higher operating costs more than offset higher volume and the favorable impact of productivity and cost reduction programs. Operating margin was 12.4 percent compared with 17.6 percent.

Free cash flow in the third quarter was $100 million compared with a use of $31 million last year. Last year’s number included a pension contribution net of favorable cash tax effects of $170 million.

For the nine-month period, income from continuing operations was $202 million, or $1.51 per share, compared with $237 million, or $1.78 per share, last year. Included in the 2010 results is a $3 million, or $0.02 per share, first-quarter charge related to reduced tax deductibility of Medicare Part D retiree drug subsidies under the Patient Protection and Affordable Care Act, as well as a third quarter favorable tax liability adjustment of approximately $21 million, or $0.16 per share. Operating margin was 13.4 percent compared with 17.8 percent. Sales of $2.69 billion rose 7 percent from $2.50 billion. The acquisition of PWP added $83 million to year-to-date sales. Gross margin was 27.4 percent versus 33.8 percent in 2009. Year-to-date free cash flow was $154 million compared with $136 million in 2009.

Business Segment Results

Hefty® Consumer Products

Third quarter sales of $333 million rose 7 percent from $312 million, reflecting a 9-percent volume increase and 2-percent unfavorable pricing. Volume growth primarily reflected increases in branded and private label waste bags, partially offset by declines in some other product lines. The lower pricing largely was due to unfavorable mix.

Operating income was $58 million compared with $80 million last year as unfavorable spread more than offset higher volume. Operating margin was 17.4 percent compared with 25.6 percent last year.

For the nine-month period, sales of $985 million rose 4 percent from $951 million. Operating income was $185 million compared with $223 million last year. Operating margin was 18.8 percent compared with 23.4 percent.

Foodservice/Food Packaging

Third quarter sales of $611 million rose 16 percent from $527 million, based on 12-percent volume growth and 4-percent higher pricing. All of PWP’s sales are included in this segment. The organic volume increase reflected continued growth in cups, as well as increases in produce packaging, processor trays, and paper-based items, which offset declines in some traditional product lines, such as carry-out containers.

Operating income was $64 million compared with $73 million last year, as a result of unfavorable spread and higher operating costs, partially offset by higher volume. Operating margin was 10.5 percent versus 13.9 percent in 2009.

For the nine-month period, sales of $1.71 billion rose 10.0 percent from $1.56 billion in 2009. Operating income was $182 million compared with $234 million. Operating margin was 10.6 percent compared with 15.0 percent last year.

Other

“Income from continuing operations” as used in this press release refers to “income from continuing operations attributable to Pactiv” which excludes minority interest. This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached “Regulation G GAAP Reconciliations” or in the attached “Operating Results by Segment.”

Cautionary Statements

This press release includes certain “forward-looking statements.” A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 23 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

Pactiv Corporation
Consolidated Statement of Income

(In millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Sales	$944	$839	$2,694	$2,506

Costs and expenses
Cost of sales (excluding depreciation and amortization)	696	562	1,955	1,658
Depreciation and amortization	49	46	145	138
Selling, general, and administrative	84	83	236	263
Other expense/(income)	(2)	-	(2)	1
Operating income	117	148	360	446
Other income/(expense)
Interest income	-	-	-	1
Interest expense, net of capitalized interest	(25)	(23)	(74)	(70)
Share of income from joint ventures	1	-	1	-
Income before income taxes	93	125	287	377

Income tax expense (a)	13	45	84	139
Income from continuing operations	80	80	203	238

Discontinued operations, net of tax	2	15	2	14
Net income	$82	$95	205	252

Less: Net income attributable to noncontrolling interest	1	1	1	1
Net income attributable to Pactiv	$81	$94	$204	$251

Amounts attributable to Pactiv common shareholders
Income from continuing operations, net of tax	$79	$79	$202	$237
Discontinued operations, net of tax	2	15	2	14
Net income	$81	$94	$204	$251

Average common shares outstanding (diluted)	134.4	133.2	134.1	132.8

Diluted earnings per share of common stock attributable to Pactiv common shareholders:
Income from continuing operations	0.59	0.59	1.51	1.78
Discontinued operations, net of tax	0.01	0.11	0.01	0.10
Net income	$0.60	$0.70	$1.52	$1.88

Gross margin (before deprec. & amort.)	26.3%	33.0%	27.4%	33.8%

Operating margin	12.4%	17.6%	13.4%	17.8%

(a) Year to date 2010 income tax expense includes a favorable $21 million tax liability adjustment ($0.16 per share) related to the expiration of U.S. federal tax statute of limitations for 2006 and a $2.5 million adjustment ($0.02 per share) for the write-off of deferred tax assets associated with Medicare Part D subsidies.

Pactiv Corporation
Condensed Consolidated Statement of Financial Position

(In millions)

	September 30, 2010	December 31, 2009

Assets
Current assets
Cash and temporary cash investments	$52	$46
Accounts and notes receivable (a), (b)	477	328
Inventories	482	390
Other	48	68
Total current assets	1,059	832
Property, plant, and equipment, net	1,234	1,172
Other assets
Goodwill	1,236	1,135
Intangible assets, net	368	372
Other	62	63
Total other assets	1,666	1,570

Total assets	$3,959	$3,574

Liabilities and equity
Current liabilities
Short-term debt, including current maturities of long-term debt (b)	$165	$5
Accounts payable	190	144
Other	239	268
Total current liabilities	594	417
Long-term debt	1,270	1,270
Pension and postretirement benefits	598	694
Other liabilities	246	192
Pactiv shareholders' equity	1,236	985
Noncontrolling interest	15	16

Total liabilities and equity	$3,959	$3,574

(a) Receivables totaling $110 million were sold at December 31, 2009.

(b) As a result of changes to ASC 810 "Consolidation," accounts and notes receivables and short-term debt at September 30, 2010 include $130 million of securitized receivables.

Pactiv Corporation
Condensed Consolidated Statement of Cash Flows

(In millions)

Nine months ended September 30,	2010	2009

Operating activities
Net income	$205	$252
Less results from discontinued operations	(2)	(14)
Income from continuing operations	203	238
Adjustments to reconcile income from continuing operations
to cash provided (used) by continuing operations
Depreciation and amortization	145	138
Deferred income taxes	6	100
Restructuring and other	-	(1)
Noncash pension income	(36)	(27)
Noncash compensation expense	11	13
Working capital	(79)	129
Pension contribution	-	(400)
Other	4	4
Cash provided (used) by operating activities - continuing operations	254	194
Cash provided (used) by operating activities - discontinued operations	-	(3)
Cash provided (used) by operating activities	$254	$191

Investing activities
Expenditures for property, plant, and equipment	(100)	(78)
Net proceeds from sales of assets	-	-
Acquisitions of businesses and assets	(203)	(20)
Other continuing operations investing activities	1	2
Cash provided (used) by investing activities	$(302)	$(96)

Financing activities
Issuance of common stock	3	2
Revolving credit facility borrowings	160	-
Revolving credit facility payments	(130)	(70)
Asset securitization borrowings	20	-
Dividends paid to noncontrolling interest	(2)	(1)
Other	2	(2)
Cash provided (used) by financing activities	$53	$(71)

Effect of foreign-currency exchange rate changes on cash and temporary cash investments	1	-
Increase (decrease) in cash and temporary cash investments	6	24
Cash and temporary cash investments, January 1	46	80
Cash and temporary cash investments, September 30	$52	$104

Pactiv Corporation
Operating Results by Segment

(In millions)

		Foodservice /
	Consumer	Food Packaging	Other	Total
Three months ended September 30, 2010
Sales	$333	$611	$-	$944
Adjustments to sales for acquisitions	-	(42)	-	(42)
Sales adjusted for acquisitions	$333	$569	$-	$902

Operating income (loss)	$58	$64	$(5)	$117

Operating margin	17.4%	10.5%		12.4%

Three months ended September 30, 2009
Sales	$312	$527	$-	$839

Operating income (loss)	$80	$73	$(5)	$148

Operating margin	25.6%	13.9%		17.6%

Nine months ended September 30, 2010
Sales	$985	$1,709	$-	$2,694
Adjustments to sales for acquisitions	-	(83)	-	(83)
Sales adjusted for acquisitions	$985	$1,626	$-	$2,611

Operating income (loss)	$185	$182	$(7)	$360

Operating margin	18.8%	10.6%		13.4%

Nine months ended September 30, 2009
Sales	$951	$1,555	$-	$2,506

Operating income (loss)	$223	$234	$(11)	$446

Operating margin	23.4%	15.0%		17.8%

Pactiv Corporation
Regulation G GAAP Reconciliations

Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Income from continuing operations attributable to Pactiv - GAAP basis	$79	$79	$202	$237

Adjustments (net of tax) to exclude:
Tax liability adjustment	(21)	-	(21)	-
Income from continuing operations attributable to Pactiv excluding tax liability adjustment - US GAAP basis(a)	$58	$79	$181	$237

Average common shares outstanding (diluted)	134.4	133.2	134.1	132.8

Diluted earnings per share
EPS from continuing operations - GAAP basis	$0.59	$0.59	$1.51	$1.78

Adjustments (net of tax) to exclude:
Tax liability adjustment	(0.16)	-	(0.16)	-
EPS from continuing operations excluding restructuring and other charges (a)	$0.43	$0.59	$1.35	$1.78

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2010	2009	2010	2009

Cash flow provided by operating activities - GAAP basis	$135	$(21)	$254	$194
Less:
Capital expenditures - continuing operations	(35)	(29)	(100)	(78)
(Increase) decrease in asset securitization program		19		20
Free cash flow (b)	$100	$(31)	$154	$136

(a) In accordance with generally accepted accounting principles (US GAAP), income from continuing operations and reported earnings per share in 2010 include a $21 million favorable tax liability adjustment related to the expiration of U.S. federal tax statute of limitations for 2006. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) In 2009, we measured free cash flow as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. However, due to changes in ASC 810 "Consolidation," securitized borrowings are now included in our consolidated financials in 2010. Therefore, free cash flow is defined as cash flow from operating activities less capital expenditures. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Matthew Gonring
847-482-2407
mgonring@pactiv.com